Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2006 EARNINGS

November 9, 2006. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,595,000, or $.31 per share, on operating revenues of $25,408,000 for the third quarter of 2006. This compares to net income of $5,035,000, or $.34 per share, on operating revenues of $27,081,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the decrease in net income was attributable primarily to the decrease in revenues described in more detail below, partially offset by a decrease in depreciation expense, an increase in earnings recorded from the Company’s investments in three wireless partnerships and an increase in income recorded from the Company’s temporary investments.

Mr. Brown reported that operating revenues decreased $1,673,000, or 6.2%, during third quarter 2006 as compared to the third quarter 2005. He noted that the decrease in revenues was attributable to several sources, including a $307,000 decline in revenue generated from Primary Rate Interface circuits provisioned to Internet Service Providers, a $1,016,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC), and a $437,000 decrease in toll revenues. These revenue decreases were partially offset by the Company’s ability to continue to penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and to the further expansion of broadband service offerings.

Operating expenses for third quarter 2006 decreased $229,000, or 1.1%, from the comparable prior year period. Mr. Brown noted that depreciation expense decreased $1,610,000, mainly as a result of a decrease in depreciation expense associated with certain ILEC assets whose useful lives the Company in October 2005 reevaluated and extended. The decrease in depreciation expense was partially offset by increases in the direct costs associated with the growth in access lines in the Company’s CLEC edge-out markets and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s customer base. In addition, combined labor and benefit expenses increased approximately $365,000 over the prior year third quarter, and operational support system expenses increased by approximately $125,000 in conjunction with the Company migrating to a new billing system at one of its subsidiaries.

Other income (net) for the third quarter of 2006 improved $702,000 from the prior year period due principally to a $458,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). The Company also benefited from a $247,000 increase in interest income earned from higher interest rates on higher average balances of invested cash and a $52,000 decrease in interest expense resulting from continued debt reduction.

For the first nine months of 2006, net income increased $10,396,000, or 64.2%, to $26,579,000 from $16,183,000 for the first nine months of 2005, and earnings per share amounted to $1.77 as compared to $1.08 for the first nine months of 2005. For the first nine months of 2006, operating revenues decreased $5,204,000, or 6.3%, while operating expenses decreased $674,000, or 1.1%, and Other income (net) increased $22,335,000, as compared to the first nine months of 2005. Many of the factors described above in the third quarter analysis, and also non-routine items described below, contributed to the change in net income for the first nine months of 2006.

North Pittsburgh Systems, Inc.
Reports Third Quarter 2006 Earnings

Mr. Brown noted that significant items that were not routine in nature impacted the year-to-date results. During the second quarter of 2006, the Company’s North Pittsburgh Telephone Company subsidiary received a payment of $19,622,000 from the Rural Telephone Bank (RTB) for the redemption of its RTB stock and recognized a gain on the full amount of the proceeds received, which, on an after tax basis, contributed $11,479,000, or $.76 per share, to the net income recorded during the nine-month period ended September 30, 2006. In addition, during 2005, the Company conducted a comprehensive review of the useful life estimates of certain categories of its ILEC’s telephone assets. Pursuant to that review, effective October 1, 2005, the Company increased its useful life estimates for certain of those assets in order to more closely align the remaining depreciable lives of these assets with their true economic lives. These changes in useful life estimates had the impact of decreasing the Company’s depreciation expense for the nine-month period ended September 30, 2006 by approximately $3,322,000 ($1,944,000 after tax, or $.13 per share) from the amount which would have been recorded if there had been no change in the estimated useful lives of these assets. With respect to the prior year period, the second quarter of 2005 was favorably impacted by a settlement agreement reached with a carrier. The $2,404,000 settlement, which covered the exchange of traffic between the Company’s ILEC and the carrier over a multi-year period of time, resulted in a $1,604,000 increase in revenues and an $800,000 decrease in operating expenses; on an after tax basis, the settlement contributed $1,406,000, or $.09 per share, to the net income recorded during the nine-month period ended September 30, 2005.

Turning to operations, Mr. Brown reported that as of September 30, 2006, the Company had a total of 66,347 access lines in its ILEC territory, 63,723 CLEC access line equivalents (including 2,349 DSL subscribers) and a total of 15,389 DSL subscribers across all subsidiaries. He stated that with the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses have accelerated; the Company experienced a 6.6% decrease in access lines in its ILEC territory during the twelve-month period ended September 30, 2006. He noted that, in contrast, total CLEC access line equivalents and consolidated DSL subscribers had grown 4.8% and 12.4%, respectively, over that same twelve-month period.

Mr. Brown concluded his remarks by commenting that November 1, 2006 marked a very important date in the Company’s history, the 100th year anniversary of North Pittsburgh Telephone Company’s incorporation. He stated that although so much has changed during the past century, one core principle has not: our commitment to a simple goal of providing the best possible products and services to the customers and communities that the Company serves.

North Pittsburgh Systems, Inc. has total assets of $158 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

North Pittsburgh Systems, Inc.
Reports Third Quarter 2006 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005*	2006	2005*
Total operating revenues	$25,408	$27,081	$77,832	$83,036
Total operating expenses	19,881	20,110	59,046	59,720

Net operating income	5,527	6,971	18,786	23,316
Other income, net	2,369	1,667	26,759	4,424

Income from continuing operations before income taxes	7,896	8,638	45,545	27,740
Provision for income taxes	3,304	3,548	18,975	11,405

Income from continuing operations	4,592	5,090	26,570	16,335
Income (loss) from discontinued operations, net of income taxes*	3	(55)	9	(152)

Net income	$4,595	$5,035	$26,579	$16,183

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.31	$.34	$1.77	$1.08

Dividends per share	$.20	$.19	$1.59	$.56

		Sept. 30 2006	Dec. 31 2005
Cash and temporary investments		$49,548	$55,567
Total assets		158,125	159,200
Total debt		19,283	21,597
Total shareholders’ equity		102,360	99,517

*	During the fourth quarter of 2005, the Company sold its business telecommunications equipment operations, which engaged primarily in selling and maintaining Nortel key systems and private branch exchanges. The results of these operations have been classified as discontinued operations, with prior year period amounts reclassified to conform to the current year’s presentation. These reclassifications did not affect net income amounts.